Exhibit 99.1

           Witness Systems Announces Record Results in 2004

    ATLANTA--(BUSINESS WIRE)--Feb. 1, 2005--Witness Systems
(NASDAQ:WITS)

    --  Achieves record revenues and earnings in fourth quarter

    --  Generates $12 million of positive cash flow

    -- Enhances workforce optimization offering with Blue Pumpkin acquisition

    Witness Systems (NASDAQ:WITS), a leading global provider of workforce optimization software and services, today announced financial results for the fourth quarter and year ended December 31, 2004. Under generally accepted accounting principles (GAAP), fourth quarter revenue was a record $38.7 million and net income was a record $4.5 million, or $0.17 per share, up from revenues of $33.6 million and a loss of ($0.09) per share in the fourth quarter of last year. Excluding hardware(1), fourth quarter revenue was $36.6 million, compared to $31.6 million in the fourth quarter of 2003. For the year, total revenue was $141.3 million and GAAP net income was $9.4 million or $0.36 per share, compared to $108.0 million in total revenue and a loss of ($0.94) per share in 2003, which was impacted by the acquisition of Eyretel in the first quarter of 2003. Excluding hardware, revenue in 2004 was $133.7 million, compared to $103.8 million in the prior year.
    "Witness Systems capped another record year, with a strong fourth quarter," said Dave Gould, chairman and chief executive officer of Witness Systems. "We benefited from the continual move to IP Telephony, leveraging our strong market position and a growing acceptance of our actionable learning solutions. During 2004, we achieved four consecutive quarters of increased revenues and earnings, and we are well positioned as we enter 2005."

    Adjusted Results from Operations

    The company's internal reporting and performance measurement programs are established on a basis that excludes certain non-cash (such as amortization of intangibles) and acquisition-related charges required under GAAP. The company believes these adjusted results (non-GAAP) provide more meaningful information regarding those aspects of current operating performance that can be effectively managed, and consequently, has developed its internal reporting and compensation systems using these measures. The reporting of these non-GAAP financial measures facilitates investors' understanding of the company's historical operating trends, provides a basis for more relevant comparisons to other companies in the industry and enables investors to evaluate the company's operating performance in a manner consistent with the company's internal basis of measurement.
    Adjusted results from operations are considered supplemental information and are not intended to be a substitute for the financial results reported under GAAP. Specifically, the adjustments and their impact on reported GAAP revenue and earnings per share are as follows:


                                       Three Months      Year Ended
                                          Ended
                                      Dec. 31, 2004     Dec. 31, 2004
                                      --------------- ----------------
                                      Revenue   EPS    Revenue   EPS
                                      -------- ------ --------- ------
                                      (in thousands,  (in thousands,
                                         except per      except per
                                         share data)     share data)

GAAP results                          $38,708  $0.17  $141,335  $0.36
Amortization of intangible assets
 included in cost of revenue                    0.02             0.17
Amortization of intangible assets included in
 operating expenses                             0.01             0.05
Merger related and restructuring costs         (0.01)            0.02
Difference between income taxes and pro forma
 tax expense at 36%                            (0.06)           (0.21)
---------------------------------------------- ------ --------- ------
Adjusted results (non-GAAP)           $38,708  $0.13  $141,335  $0.39
                                      ======== ====== ========= ======


Revenue excluding hardware(1)         $36,557         $133,697
                                      ========        =========

    (1) Hardware sales are considered incidental to, but not part of, the company's core business, which is the sale of software and services. Therefore, the company believes that increases in revenue, excluding hardware, are an important measure of its performance.

    Completes Blue Pumpkin Acquisition

    Last week, Witness Systems completed its acquisition of Blue Pumpkin Software, a leader in the workforce management market. Gould stated, "The combination of these two companies transforms the market by forming a single global leader capable of offering customers a unique and powerful workforce optimization solution. We have already begun integration activities and are officially launching the combined company this week."
    Combining Witness Systems' lead in customer interaction recording with Blue Pumpkin's strong position in workforce management presents customers a compelling set of applications from one proven partner.

    Operating Results and Outlook

    "We experienced strong operating results and cash flows during the fourth quarter. Our operating margin has expanded during 2004 as we leverage revenue growth and expense management into improved profitability. We also generated approximately $12 million in positive cash flow from operations during the quarter and ended the year with over $76 million in cash and short-term investments, compared to $41 million at the end of last year," said William Evans, CFO for Witness Systems.
    For the year 2005, now that the Blue Pumpkin acquisition has been completed, Witness Systems is increasing its estimate of annual revenue to a range of $176 to $180 million, excluding hardware, and is also increasing its estimate of non-GAAP adjusted earnings (which excludes amortization of intangibles, merger-related expenses and stock option charges, but includes pro forma income taxes of 36 percent) to $0.55 to $0.59 per share. The company currently expects to achieve first quarter revenue, excluding hardware, in the range of $39 to $40 million and non-GAAP adjusted earnings of $0.11 to $0.12 per share. The 2005 guidance excludes the expected impact of the GAAP fair value adjustment to services revenue, currently estimated at $3.5 million, resulting from the Blue Pumpkin acquisition. The company is currently unable to provide earnings guidance on a GAAP basis due to the significance of the in-process R&D charge and additional amortization expense and merger costs arising from the Blue Pumpkin acquisition, as well as the expensing of stock options that is currently expected to be required beginning in the third quarter of 2005, all of which are difficult to reasonably estimate at this time.

    Earnings Announcement Conference Call Details

    Witness Systems will conduct a live broadcast of the company's quarterly conference call that will be available online at www.streetevents.com or www.witness.com beginning at 5 p.m. ET on Tuesday, February 1, 2005. The online replay will be available at approximately 7 p.m. ET.

    About Witness Systems

    Witness Systems (NASDAQ:WITS) is a leading global provider of workforce optimization software and services. The company's solutions
- which play a strategic role in the customer interaction centers of Global 2000 and small- and medium-sized businesses (SMBs) worldwide - also are deployed in IP Telephony and back office environments, and throughout the extended enterprise, including branch offices. Witness Systems' software is comprised of quality monitoring, compliance, high-volume and IP Telephony recording solutions, as well as workforce management, actionable learning and performance management applications. The company's solutions enable organizations to optimize their people, processes and technology throughout the enterprise. Witness Systems' customers benefit from an integrated business consulting, implementation and training methodology that supports a rapid deployment, enabling them to drive revenue, reduce operational costs, and achieve greater customer retention and loyalty. For additional information about Witness Systems, visit www.witness.com.

    Cautionary Note Regarding Forward-looking Statements: Information in this release that involves Witness Systems' expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. They are identified by words such as "anticipates," "expects," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon information available to Witness Systems as of the date of this release, and the company assumes no obligation to update any such forward-looking statement. Forward-looking statements believed true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations. Some of the factors that could cause actual future results to differ materially from current expectations include fluctuations in customer demand and the timing of orders; the company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company's markets; the risks associated with international sales as the company expands its markets, including the risks associated with foreign currency fluctuations; the ability of the company to complete and integrate successfully any acquisitions or investments it may make; and the ability of the company to compete successfully in the future, as well as other risks identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's quarterly report on Form 10-Q for the period ending September 30, 2004, and any other reports filed from time to time with the Securities and Exchange Commission.
    Witness, eQuality and the Witness logo are United States registered trademarks of Witness Systems, Inc., protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.


                        WITNESS SYSTEMS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                  (unaudited, dollars in thousands)


                                             December 31, December 31,
                                                 2004        2003
                                             ------------ ------------

Cash and cash equivalents                     $   47,641  $   30,717
Short-term investments                            28,842      10,155
Accounts receivable, net                          25,681      30,496
Other current assets                               4,118       3,311
                                               ----------  ----------
     Total current assets                        106,282      74,679
Property and equipment, net                        6,197       6,141
Intangible assets, net                            10,745      20,083
Other assets                                       1,114       2,177
                                               ----------  ----------
     Total assets                             $  124,338  $  103,080
                                               ==========  ==========

Accounts payable and accrued liabilities      $   20,762  $   26,016
Deferred revenue                                  25,406      19,966
                                               ----------  ----------
     Total current liabilities                    46,168      45,982
Deferred income tax liabilities                       93       3,197
Other long-term liabilities                        3,703       3,906
                                               ----------  ----------
     Total liabilities                            49,964      53,085
                                               ----------  ----------
     Total stockholders' equity                   74,374      49,995
                                               ----------  ----------
     Total liabilities and stockholders'
      equity                                  $  124,338  $  103,080
                                               ==========  ==========


                        WITNESS SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
       (unaudited, dollars in thousands, except per share data)


                                    Three Months        Year Ended
                                        Ended
                                    December 31,       December 31,
                                  ----------------- ------------------
                                    2004     2003     2004      2003
                                  -------- -------- -------- ---------
Revenue:
  Product                         $15,655  $14,251  $57,620   $46,238
  Services                         23,053   19,335   83,715    61,799
                                  -------- -------- -------- ---------
     Total revenue                 38,708   33,586  141,335   108,037
Cost of revenue:
  Product                           3,423    4,041   13,784    11,580
  Services                          8,259    7,554   32,594    24,278
                                  -------- -------- -------- ---------
     Total cost of revenue         11,682   11,595   46,378    35,858
                                  -------- -------- -------- ---------
     Gross profit                  27,026   21,991   94,957    72,179
Operating expenses:
  Selling, general and
   administrative                  17,388   17,618   65,051    60,003
  Research and development          5,548    4,726   20,856    18,036
  Merger related and restructuring
   costs                             (177)   1,686      498     7,865
  Acquired in-process research and
   development charges                  -        -        -     7,840
                                  -------- -------- -------- ---------
     Total operating expenses      22,759   24,030   86,405    93,744
                                  -------- -------- -------- ---------
     Operating income (loss)        4,267   (2,039)   8,552   (21,565)
Interest and other income, net        463      116    1,206     1,303
                                  -------- -------- -------- ---------
     Income (loss) before
      provision for income taxes    4,730   (1,923)   9,758   (20,262)
Provision for income taxes            211      109      312       307
                                  -------- -------- -------- ---------
     Net income (loss)             $4,519  ($2,032)  $9,446  ($20,569)
                                  ======== ======== ======== =========

Diluted net income (loss) per
 share                              $0.17   ($0.09)   $0.36    ($0.94)
                                  ======== ======== ======== =========

Shares used in computing diluted
 net income (loss) per share       27,088   22,123   26,327    21,991


    CONTACT: Witness Systems
             William Evans, 770-754-1915
             bevans@witness.com
             or
             Ryan Hollenbeck, 770-754-1962
             rhollenbeck@witness.com